UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☑	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12
HANMI FINANCIAL CORPORATION

(Name of Registrant as Specified In Its Charter)
None

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
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EXPLANATORY NOTE
In connection with Hanmi Financial Corporation’s 2009 Annual Meeting of Stockholders, Hanmi sent the following letter to Institutional Shareholder Services, Inc. on May 14, 2009.
COMPANY LETTER
May 14, 2009
VIA ELECTRONIC CORRESPONDENCE
Institutional Shareholder Services, Inc.
Kathy Cohen
RiskMetrics Group
2099 Gaither Road, Suite 501
Rockville, MD 20850
Dear Ms. Cohen:
In connection with your report regarding the upcoming Annual Meeting of Stockholders of Hanmi Financial Corp. (“Hanmi”), we would like to inform you that Mr. I Joon Ahn has no operating involvement in Hanmi Bank or Hanmi, other than in his capacity as a director of Hanmi Bank and Hanmi. Mr. Ahn has never been an employee of Hanmi or Hanmi Bank, and is an “independent director” for purposes of the Nasdaq marketplace rules.
There are no arrangements or understandings between Mr. Ahn and any other person pursuant to which Mr. Ahn was appointed as director. There are no transactions in which Mr. Ahn has an interest requiring disclosure under Item 404(a) of Regulation S-K.
Please feel free to contact me with any questions regarding the foregoing.

Very truly yours,
/s/ Judith J. Kim

Judith J. Kim
HANMI FINANCIAL CORPORATION Corporate Secretary

Additional information and where to find it.
In connection with the solicitation of proxies, Hanmi Financial Corporation has filed a definitive proxy statement with the Securities and Exchange Commission. Hanmi Financial Corporation stockholders are urged to read the definitive proxy statement carefully because it contains important information about Hanmi Financial Corporation and the 2009 Annual Meeting of Stockholders. Stockholders are able to obtain a copy of the proxy statement and other documents containing information about Hanmi Financial Corporation, free of charge, at the SEC’s web site www.sec.gov. In addition, copies of the proxy statement are available free of charge on the investor relations portion of the Hanmi Financial Corporation website, www.hanmi.com, and may also be obtained by contacting Stephanie Yoon, Investor Relations Manager, Hanmi Financial Corporation, 3660 Wilshire Boulevard, Penthouse Suite A, Los Angeles, California 90010, (213) 382-2200